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                                                                     EXHIBIT 5.1


                      [SHERMAN & HOWARD L.L.C. LETTERHEAD]





                                November 3, 1997



Board of Directors
RentX Industries, Inc.
6000 East Evans, Suite 2-300
Denver, Colorado 80222

        Re:  Validity of Common Stock

Ladies and Gentlemen:

     We have acted as special counsel to RentX Industries, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-1 (Registration No. 333-36341) relating to 3,750,000 shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), plus up to an additional 562,500 shares of Common Stock to cover over-allotments. We have examined the Company's Certificate of Incorporation, Bylaws and minutes of the proceedings of the Board of Directors of the Company authorizing the issuance of the Common Stock.

     Based upon the foregoing examination, it is our opinion that the shares of Common Stock being offered pursuant to the Registration Statement have been duly authorized and, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules of the Securities and Exchange Commission thereunder.

                                                Yours truly,



                                                /s/ SHERMAN & HOWARD L.L.C.